EXHIBIT 1

                        FRANKLIN CLOSES REFINANCING WITH
                     BANC OF AMERICA AND SENIOR NOTEHOLDERS

      Burlington, NJ, December 9, 1999 - Franklin Electronic Publishers, Inc. (NYSE: FEP) today announced that the Company has entered into a $25,000,000 secured financing facility with the Banc of America Commercial Finance Corporation at a rate of 3/8% over the prime rate. The Company added that it had prepaid $10,000,000 in principal of its Senior Notes from the proceeds of this new credit facility and that the Senior Note Agreements have been restructured to allow the Company to continue to operate under the Agreements going forward. After application of the prepayment, which was made without penalty, the aggregate outstanding principal of the Senior Notes is $14,000,000.

Franklin Electronic Publishers, Inc. (NYSE:FEP), is the worldwide market leader in handheld electronic books, including the popular BOOKMAN(TM) series. The Company is also the exclusive producer and distributor of ROLODEX(TM) Electronics brand of personal information management products. Franklin has sold more than 21,000,000 electronic books and currently publishes more than 200 titles, including dictionaries and bilingual dictionaries; encyclopedias; Bibles; entertainment titles; education and tutorial publications; and medical reference works. Franklin products, available in twelve languages, are sold in 45,000 retail outlets worldwide, and through catalogs. More information about Franklin can be found at http://www.franklin.com. The Company has sales and distribution subsidiaries in the United Kingdom, France, Germany, the Benelux countries, Canada, Australia and Mexico, and production management offices in Tokyo and Hong Kong.

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Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as the Company's belief or expectation or preceded by the word "should" are forward looking statements that involve risks to and uncertainties in the Company's business, including, among other things, the timely availability and acceptance of new electronic reference products, organizers, and computer companion products, changes in technology, the impact of competitive electronic products, the management of inventories, the Company's dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.
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December 9, 1999


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